UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2024

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35570	20-2932652
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

100 Overlook Center, Suite 102 Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)

(609) 375-2227

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SONN	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 6, 2024, Sonnet BioTherapeutics Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Chardan Capital Markets, LLC (the “Underwriter”), pursuant to which the Company agreed to sell to the Underwriter, in a firm commitment underwritten public offering (the “Offering”), an aggregate of (i) 155,000 shares (the “Shares”) of its common stock, par value $0.0001 per share (“Common Stock”), (ii) pre-funded warrants to purchase up to 956,111 shares of Common Stock (the “Pre-Funded Warrants”), and (iii) accompanying warrants to purchase up to 2,222,222 shares of Common Stock (the “Common Warrants” and, together with the Shares and the Pre-Funded Warrants, the “Securities”), at the combined public offering price of $4.50 per Share and accompanying Common Warrant and $4.4999 per Pre-Funded Warrant and accompanying Common Warrant, in each case less underwriting discounts and commissions. The Offering closed on November 7, 2024.

Pursuant to the Underwriting Agreement, the Company agreed to pay the Underwriter (i) a commission of 7.0% of the gross proceeds of the Offering, (ii) all reasonable out-of-pocket expenses of the Underwriter relating to the Offering, including a maximum of $125,000 for the fees and disbursements of counsel to the Underwriter, and (iii) a non-accountable expense allowance equal to 1% of the gross proceeds of the Offering.

The net proceeds to the Company from the Offering were approximately $4.2 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company expects to use the proceeds from the Offering for research and development, including clinical trials, working capital, the repayment of all or a portion of our liabilities, and general corporate purposes.

The Pre-Funded Warrants have an excise price of $0.0001 per share, are immediately exercisable and may be exercised at any time from the closing date of the Offering until all of the Pre-Funded Warrants are exercised in full. The Common Warrants are exercisable for five years from the closing date of the Offering, have an exercise price of $4.50 per share and are immediately exercisable. In the event of a Change of Control (as defined in the Common Warrants), holders of the Common Warrants will have the right to receive the Black Scholes Value (as defined in the Common Warrants) of their Common Warrants calculated pursuant to the formula set forth in the Common Warrants, payable either in Common Stock or cash, depending on whether the Company’s board of directors approves the applicable Change in Control.

The Securities were sold to the public pursuant to the Company’s registration statement on Form S-1 (File No. 333-282850), initially filed by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on October 28, 2024, and declared effective on November 6, 2024.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. Further, pursuant to the terms of the Underwriting Agreement and related “lock-up” agreements, as applicable, the Company and each director and executive officer of the Company have agreed with the Underwriter, among other things, not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock for a period of 60 days (or 30 days with respect to the Company) commencing on the date of the Underwriting Agreement, subject to certain exceptions. In addition, the Company has agreed with the Underwriter, among other things, not to file or participate in the filing of any other registration statement with the SEC until 30 days after the Closing Date, subject to certain exceptions.

The foregoing description of the Underwriting Agreement, the Pre-Funded Warrants and the Common Warrants are not complete and are qualified in their entirety by references to the full text of the Underwriting Agreement, the form of the Pre-Funded Warrant and the form of the Common Warrant, which are attached as Exhibits 1.1, 4.1 and 4.2, respectively, hereto and are incorporated herein by reference.

Item 8.01 Other Events.

On November 6, 2024, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated November 6, 2024, between the Company and Chardan Capital Markets, LLC.
4.1	Form of Common Warrant (incorporated by reference to Exhibit 4.22 to the Company’s Registration Statement on Form S-1/A filed with the SEC on November 6, 2024).
4.2	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.23 to the Company’s Registration Statement on Form S-1/A filed with the SEC on November 6, 2024).
99.1	Press Release issued by the Company on November 6, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: November 8, 2024	SONNET BIOTHERAPEUTICS HOLDINGS, INC.

	By:	/s/ Pankaj Mohan, Ph.D.
	Name:	Pankaj Mohan, Ph.D.
	Title:	Chief Executive Officer